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                               COLUMBIA CAPITAL CORP.
                              CERTIFICATE OF AMENDMENT
                                         TO
                            CERTIFICATE OF INCORPORATION

     Columbia Capital Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

     DOES HEREBY CERTIFY:

     1ST: That by unanimous written consent of the Board of Directors of Columbia Capital Corp., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and proposing approval by the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the FOURTH Article thereof so that, as amended said Article shall read as set forth below:

     FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is:

     Fifty Million (50,000,000) Shares of Common Stock With Par Value of $.001 each, amounting in total to Fifty Thousand Dollars ($50,000.00) and Five Million (5,000,000) Shares of Preferred Stock With Par Value of $.001 each, amounting in total to Five Thousand Dollars ($5,000.00).

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State ' of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     2ND: The Corporation has effectuated a 1 for 2 reverse stock split as to its shares of common stock outstanding as of September 1, 1997, which decreases said shares from 2,500,000 shares to 1,250,000 shares. The reverse stock split shall not change the authorized capital stock of the Corporation or par value thereof from that authorized in the amended Fourth Article set forth above. No fractional shares will be issued in connection with the reverse stock split and all fractional interests will be rounded up to the next whole share. A shareholder of the Corporation has contributed sufficient

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outstanding shares of the Corporation's common stock to offset shares issued in lieu of fractional shares. The reverse stock split, without a corresponding change in par value, reduces the capital of the Corporation by transferring $1,250 of stated capital to capital surplus. The assets of the Corporation remaining after such reduction in capital are sufficient to pay any debts of the Corporation for which payment has not been otherwise provided.

     3RD: That thereafter, pursuant to resolution of its Board of Directors, a written approval by majority consent of the stockholders of said corporation was duly received in accordance with the General Corporation law of the State of Delaware, by which consent the necessary number of shares as required by statute were voted in favor of the amendment.

     4TH: That said amendment were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and the necessary number of shares as required by statute were voted in favor of the amendment.

     IN WITNESS WHEREOF, said Columbia Capital Corp., has caused this certificate to be signed by Lynn Dixon, its President and its Secretary - Treasurer, this IQ day of September, 1997.

                                        By:  /s/ Lynn Dixon
                                           ----------------------
                                        Lynn Dixon, President and
                                        Secretary - Treasurer
T37(a)certamn.coc